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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:  Monday, October 2, 1995

CONTACT:  Thomas K. Land
          Chief Financial Officer
          Sahara Gaming Corporation
          702-658-4340
          702-658-4303 (telefax)

                    SAHARA ANNOUNCES SALES OF SAHARA HOTEL
          CONSUMMATION OF TENDER OFFER FOR SAHARA FINANCE CORP. NOTES

            OCTOBER 2, 1995, LAS VEGAS, NEVADA--Sahara Gaming Corporation (AMEX:SGM), announced today the consummation of the sale of the Sahara Hotel and Casino to William G. Bennett. In the sale, Sahara received approximately $128 million in cash and a 27-acre parcel of real property located on the Las Vegas Strip. In connection with the sale, Sahara also announced the consummation of the offer by its subsidiary, Sahara Nevada Corp. to acquire up to approximately $114,000,000 principal amount of Sahara Finance Corp. 12-1/8% Guaranteed First Mortgage Notes due 1996, which were secured by the Sahara Hotel. Sahara Nevada Corp. accepted for payment $89.2 million principal amount of Notes tendered in the offer and defeased the remaining balance of the Notes.

            Paul W. Lowden, President and Chief Executive Officer of Sahara, stated "This is a pivotal time in the history of our Company. The effect of this transaction should be highly beneficial to the future of the Company. We are pleased to transfer our interest in the historic Sahara to William Bennett, a pioneer of the gaming industry and one who has made a strong commitment to the future of Las Vegas."

            On August 31, 1995, Sahara consummated the sale of another of its properties, the Hacienda Resort Hotel and Casino. In connection with the two sales, the Company has retired approximately $175 million of indebtedness.
  The Company is reviewing its alternatives with respect to the potential uses of cash remaining from the sales, including without limitation the development of other gaming facilities and the possible repurchase of shares of the Company's Common Stock, subject to compliance with covenants in existing indentures.

            The Company's new executive offices are located at the Company's Santa Fe Hotel and Casino, located at 4949 N.
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  Rancho Road, Las Vegas, Nevada 89130. The telephone number of the Sahara
  Executive Offices is (702) 658-4300.

            The Company and Tim Maland, former Chief Operating Officer, have mutually agreed upon terms whereby Mr. Maland has submitted his resignation. Effective immediately, Mr. Lowden will reassume the responsibilities of Chief Operating Officer.

            Sahara Gaming Corporation owns and operates the Santa Fe Hotel and Casino in northwest Las Vegas, and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada.